Exhibit 99.1

Acacia Research Reports Second Quarter 2024 Financial Results

Increased Consolidated Revenue 227% Compared to Q2 2023, Up 121% Compared to the First Six Months of 2023

Significant YoY Revenue and Operating Cash Flow Improvement During Q2 2024

Acacia Remains Focused on Free Cash Flow Generation and Book Value Per Share Accretion

New York, NY, August 8, 2024 - Acacia Research Corporation (Nasdaq: ACTG) (“Acacia” or the “Company”) today reported financial results for the three and six months ended June 30, 2024. The Company is also releasing a new Corporate Overview Presentation and a Q2 2024 Earnings Presentation, both of which are being posted today on its website at www.acaciares.com under Events & Presentations.

Martin (“MJ”) D. McNulty, Jr., Chief Executive Officer, stated, “Acacia delivered strong financial and operating results in the second quarter. The Company’s efforts to build excellent businesses are paying off as our second quarter results highlight the evolution, strength and trajectory of the Company’s core technology, energy and industrials verticals. Acacia generated $25.8 million in consolidated revenue, up by 227% compared to the second quarter last year, driven by the completion of our transformative acquisition of operated producing wells in the Western Anadarko Basin through our Benchmark subsidiary.

The Company also delivered significant improvements in year over year revenue and operating cash flow in the second quarter. With disciplined capital allocation and a commitment to operating and financial excellence, the Company increased its total revenues 121% to $50.2 million for the first six months of 2024 compared to the first six months of 2023 and grew the Company’s book value per share by approximately 3% and approximately 2% compared to the book value at December 31, 2023 and March 31, 2024, respectively, excluding an accrual related to the AIP matter.
Looking ahead, we will remain focused on free cash flow generation and book value per share accretion which we believe will deliver stock price growth and generate shareholder value.”
Key Business Highlights
•Recorded book value per share at June 30, 2024 of $5.95 compared to $5.90 per share at December 31, 2023. Excluding the impact of the additional accrual of $12.9 million related to the AIP Matter (as defined below and which has now been settled), book value per share at June 30, 2024 would have been $6.07 per share.
•Generated $25.8 million in consolidated revenue for the quarter, including $5.3 million in license fee revenue from the Company’s intellectual property operations, up 227% compared to $7.9 million in revenue in the second quarter of 2023.
•Recorded a GAAP net loss of $8.4 million, or $0.08 diluted net loss per share, for the second quarter and a GAAP net loss of $8.6 million, or $0.09 diluted net loss per share for the first half of 2024. Excluding the additional expense described above related to the AIP Matter, which represented $0.06 per share, diluted net loss per share for the second quarter of 2024 would have been $0.02.
•Generated $4.1 million and $10.4 million of adjusted EBITDA1 in the second quarter and first half of 2024, respectively.
•Generated $71.0 million in operating cash flow in the first half of 2024.
•On April 17, 2024 Benchmark completed the acquisition of certain upstream assets and related facilities in Texas and Oklahoma from a private seller, expanding Benchmark’s portfolio by approximately 140,000 net acres and adding approximately 470 operated producing wells in the prolific Western Anadarko Basin throughout the Texas
1Adjusted EBITDA is a non-GAAP financial measure. For the definition of this measure and a reconciliation of this measure to net loss, the most directly comparable GAAP financial measure, see the accompanying supplemental information table.

Panhandle and Western Oklahoma (the “Revolution Assets”). Acacia’s second quarter 2024 financials reflect the contributions from the Benchmark acquisition.
•Benchmark generated approximately $14.2 million in revenue in the second quarter, which includes revenue from the Revolution Assets.
Second Quarter 2024 Financial Highlights
(In millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(unaudited)		(unaudited)
Intellectual property operations	$5.3	$0.4	$19.0	$4.6
Industrial operations	6.3	7.5	15.2	18.1
Energy operations	14.2	—	16.0	—
Total revenues	$25.8	$7.9	$50.2	$22.7
Operating loss	$(4.8)	$(12.5)	$(6.8)	$(21.9)
Unrealized (losses) gains[1]	$(4.7)	$6.6	$(31.4)	$10.0
Realized gains (losses)	$—	$(8.0)	$28.9	$(9.4)
Legal liability fee	$(6.6)	$—	$(12.9)	$—
Non-cash derivative liability (losses) gains[2]	$—	$(9.9)	$—	$6.7
GAAP Net loss	$(8.4)	$(18.8)	$(8.6)	$(9.3)
GAAP Diluted net loss per share	$(0.08)	$(0.36)	$(0.09)	$(0.26)

[1] Unrealized gains and (losses) are related to the change in fair value of equity securities as of the end of the reported period and for the six months ended June 30, 2024 the reversal of the previously recorded unrealized gain related to our
Arix Bioscience Plc. position for a realized gain.

[2] The non-cash derivative liability gains and (losses) are related to the change in fair value of Acacia’s Series A and B warrants and embedded derivatives and gains and (losses) from the exercise of warrants.

Second Quarter 2024 Financial Summary:
•Total revenues were $25.8 million, up 227% compared to $7.9 million in the same quarter last year.
◦The Intellectual Property business generated $5.3 million in licensing and other revenue during the quarter, compared to $0.4 million in the same quarter last year.
◦Printronix generated $6.3 million in revenue during the quarter, compared to $7.5 million in the same quarter last year. The decrease in revenue was primarily due to a decrease in printer sales.
◦Benchmark generated $14.2 million in revenue in the quarter. As the Company’s initial investment in Benchmark closed on November 13, 2023, there is no comparable revenue in the same quarter last year.
•General and administrative (G&A) expenses were $10.0 million, compared to $9.4 million in the same quarter of last year. The increase was primarily due to an increase in G&A due to the addition of the new energy segment operations partially offset by a decrease in parent legal fees and a decrease in G&A from Printronix.
•The Company recorded an operating loss of $4.8 million, down 62% compared to a loss of $12.5 million in the same quarter of last year primarily due to higher revenues generated.
◦Printronix contributed $0.2 million in operating loss which included $0.7 million of non-cash depreciation and amortization expenses.
◦Benchmark contributed $3.2 million in operating income, which included $3.5 million of non-cash depreciation, depletion and amortization expenses, and does not reflect $0.1 million of realized derivatives gain. Such income includes revenue from the Revolution Assets.
◦The second quarter included $0.8 million in non-recurring parent general and administrative charges.
•On August 2, 2024, Acacia settled a dispute involving former executives of the Company regarding a profit interest in AIP Operation LLC (the “AIP Matter”) that had been granted to those former executives at the direction of prior management and the Board of Directors at that time. The settlement resulted in a $14.5 million accrual as of June 30, 2024 and will result in a $14.5 million payment by Acacia in the third quarter of 2024. Accordingly, for the six months ended June 30, 2024 other income (expense) includes an aggregate additional expense of $12.9 million, or $0.13 per share, which is incremental to amounts expensed in prior periods.
•The Company recorded GAAP net loss of $8.4 million, or $0.08 diluted net loss per share, compared to GAAP net loss of $18.8 million, or $0.36 diluted net loss per share, in the second quarter of last year.
◦Net loss included $4.7 million in unrealized loss related to the fair value of equity securities at June 30, 2024.

◦Excluding the impact of the additional expense relating to the AIP Matter, which represented $0.06 per share, Acacia’s loss per share for the second quarter of 2024 would be $0.02.
Life Sciences Portfolio
Acacia has generated $564.1 million in proceeds from sales and royalties of the Life Sciences Portfolio, which was purchased for an aggregate price of $301.4 million in 2020. At the end of the second quarter, Acacia’s remaining positions in the Life Sciences Portfolio represented $25.7 million in book value:
•Acacia holds interests in three private companies, valued at an aggregate of $25.7 million, net of non-controlling interests, including an approximately 26% interest in Viamet Pharmaceuticals, Inc., an approximately 18% interest in AMO Pharma, Ltd., and an approximately 4% interest in NovaBiotics Ltd. Values are based on cost or equity accounting.
Balance Sheet and Capital Structure
•Cash, cash equivalents and equity investments measured at fair value totaled $405.2 million at June 30, 2024 compared to $403.2 million at December 31, 2023. The increase in cash was primarily due to timing of payments received from licensees, offset by $59.9 million paid to acquire the Revolution Assets.
•Equity securities without readily determinable fair value totaled $5.8 million at June 30, 2024, unchanged from December 31, 2023.
•Investment securities representing equity method investments totaled $19.9 million at June 30, 2024 (net of noncontrolling interests), unchanged from December 31, 2023. Acacia owns 64% of MalinJ1, which results in a 26% indirect ownership stake in Viamet Pharmaceuticals, Inc. for Acacia.
•The parent company’s total indebtedness was zero at June 30, 2024. On a consolidated basis, Acacia’s total indebtedness was $82.0 million in non-recourse debt at Benchmark as of June 30, 2024.
Book Value as of June 30, 2024
At June 30, 2024, Acacia’s book value was $596.7 million and there were 100.4 million shares of common stock outstanding, for a book value per share of $5.95. Excluding the impact of the additional accrual of $12.9 million related to the AIP Matter, the Company’s book value per share at June 30, 2024 would have been $6.07 per share.
Investor Conference Call
The Company will host a conference call today, August 8, 2024 at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time).
To access the live call, please dial 800-715-9871 (U.S. and Canada) or 646-307-1963 (international) and if requested, reference the access code “Acacia Research.” The conference call will also be simultaneously webcasted on the investor relations section of the Company’s website at http://www.acaciaresearch.com under Events & Presentations. Following the conclusion of the live call, a replay of the webcast will be available on the Company's website for at least 30 days.
About the Company
Acacia is a publicly traded (Nasdaq: ACTG) company that is focused on acquiring and operating attractive businesses across the mature technology, energy, and industrial/manufacturing sectors where it believes it can leverage its expertise, significant capital base, and deep industry relationships to drive value. Acacia evaluates opportunities based on the attractiveness of the underlying cash flows, without regard to a specific investment horizon. Acacia operates its businesses based on three key principles of people, process and performance and has built a management team with demonstrated expertise in research, transactions and execution, and operations and management. Additional information about Acacia and its subsidiaries is available at www.acaciaresearch.com.
Safe Harbor Statement
This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon the Company’s current expectations and speak only as of the date hereof. This news release attempts to identify forward-looking statements by using words such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “will,” or other forms of these words or similar words or expressions or the negative thereof, although not all forward-looking statements contain these terms. The Company’s actual results may differ materially and adversely from those expressed or implied in any forward-looking statements as a result of various factors and uncertainties, including the Company’s ability to successfully identify and complete strategic acquisitions of businesses, divisions, and/or assets, the performance of businesses, divisions, and/or assets the Company acquires, changes to the Company’s relationship and arrangements with Starboard Value LP, Benchmark’s ability to execute on its business and hedging strategy, risks related to price and other fluctuations in the oil and gas market, inflationary pressures, supply chain disruptions or labor shortages, Benchmark’s ability to replace reserves and efficiently develop current reserves, risks, operational hazards, unforeseen interruptions and other difficulties involved in the production of oil and natural gas, the impact of any seismic events, environmental liability risk, regulatory changes related to the oil and gas industry, the ability to successfully develop licensing programs and attract new business, changes in demand for current and future intellectual property rights, legislative, regulatory and competitive developments addressing licensing and enforcement of patents and/or intellectual property in general, the decrease in demand for Printronix' products, general economic conditions, and the success of the Company’s investments. The Company’s Annual Report on Form 10-K, and other SEC filings discuss these and other important risks and uncertainties that may materially affect the Company’s business, results of operations and financial condition. In addition, actual results may differ materially as a result of additional risks and uncertainties of which the Company is currently unaware or which the Company does not currently view as material. Except as otherwise required by applicable law, the Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.
The results achieved by the Company in prior periods are not necessarily indicative of the results to be achieved by us in any subsequent periods. It is currently anticipated that the Company’s financial results will vary, and may vary significantly, from quarter to quarter.
Investor Contact:
Gagnier Communications
ir@acaciares.com

ACACIA RESEARCH CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	June 30, 2024	December 31, 2023
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$386,988	$340,091
Equity securities	18,174	63,068
Equity securities without readily determinable fair value	5,816	5,816
Equity method investments	30,934	30,934
Accounts receivable, net	18,772	80,555
Inventories	12,289	10,921
Prepaid expenses and other current assets	20,961	23,127
Total current assets	493,934	554,512

Property, plant and equipment, net	2,315	2,356
Oil and natural gas properties, net	192,587	25,117
Goodwill	8,990	8,990
Other intangible assets, net	36,017	33,556
Operating lease, right-of-use assets	1,639	1,872
Deferred income tax assets, net	13,854	2,915
Other non-current assets	4,257	4,227
Total assets	$753,593	$633,545

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,191	$3,261
Accrued expenses and other current liabilities	15,207	8,405
Accrued compensation	3,983	4,207
Asset retirement obligation	1,543	—
Royalties and contingent legal fees payable	4,869	10,786
Deferred revenue	911	977
Accrued loss contingency	14,500	—
Total current liabilities	44,204	27,636

Asset retirement obligation	27,718	—
Long-term lease liabilities	1,447	1,736
Revolving credit facility	82,000	10,525
Other long-term liabilities	1,479	4,039
Total liabilities	156,848	43,936

Commitments and contingencies

Stockholders' equity:
Preferred stock, par value $0.001 per share; 10,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, par value $0.001 per share; 300,000,000 shares authorized; 100,375,459 and 99,895,473 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	100	100
Treasury stock, at cost, 16,183,703 shares as of June 30, 2024 and December 31, 2023	(98,258)	(98,258)
Additional paid-in capital	907,215	906,153
Accumulated deficit	(248,361)	(239,729)
Total Acacia Research Corporation stockholders' equity	560,696	568,266

Noncontrolling interests	36,049	21,343

Total stockholders' equity	596,745	589,609

Total liabilities and stockholders' equity	$753,593	$633,545

ACACIA RESEARCH CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

Revenues:
Intellectual property operations	$5,333	$394	$18,956	$4,570
Industrial operations	6,335	7,510	15,176	18,137
Energy operations	14,170	—	16,026	—
Total revenues	25,838	7,904	50,158	22,707

Costs and expenses:
Cost of revenues - intellectual property operations	5,765	5,010	12,766	9,748
Cost of revenues - industrial operations	3,277	3,933	7,326	9,153
Cost of production - energy operations	10,038	—	11,353	—
Engineering and development expenses - industrial operations	178	205	312	421
Sales and marketing expenses - industrial operations	1,387	1,859	2,942	3,772
General and administrative expenses	9,951	9,426	22,304	21,466
Total costs and expenses	30,596	20,433	57,003	44,560
Operating loss	(4,758)	(12,529)	(6,845)	(21,853)

Other (expense) income:
Equity securities investments:
Change in fair value of equity securities	(4,744)	6,617	(31,445)	9,960
Gain (loss) on sale of equity securities	—	(7,999)	28,861	(9,360)
Net realized and unrealized (loss) gain	(4,744)	(1,382)	(2,584)	600
Legal liability fee	(6,613)	—	(12,856)	—
Change in fair value of the Series B warrants and embedded derivatives	—	(9,935)	—	6,716
(Loss) gain on foreign currency exchange	(70)	15	(88)	95
Interest expense on Senior Secured Notes	—	(900)	—	(1,800)
Interest income and other, net	295	4,307	5,185	7,748
Total other (expense) income	(11,132)	(7,895)	(10,343)	13,359

Loss before income taxes	(15,890)	(20,424)	(17,188)	(8,494)

Income tax benefit (expense)	7,061	1,645	8,170	(838)

Net loss including noncontrolling interests in subsidiaries	(8,829)	(18,779)	(9,018)	(9,332)

Net loss attributable to noncontrolling interests in subsidiaries	383	—	386	—

Net loss attributable to Acacia Research Corporation	$(8,446)	$(18,779)	$(8,632)	$(9,332)

Loss per share:
Net loss attributable to common stockholders - Basic	$(8,446)	$(21,155)	$(8,632)	$(13,962)
Weighted average number of shares outstanding - Basic	100,079,803	58,408,711	99,912,854	53,219,152
Basic net loss per common share	$(0.08)	$(0.36)	$(0.09)	$(0.26)
Net loss attributable to common stockholders - Diluted	$(8,446)	$(21,155)	$(8,632)	$(13,962)
Weighted average number of shares outstanding - Diluted	100,079,803	58,408,711	99,912,854	53,219,152
Diluted net loss per common share	$(0.08)	$(0.36)	$(0.09)	$(0.26)

ACACIA RESEARCH CORPORATION - SUPPLEMENTAL INFORMATION
NON-GAAP FINANCIAL MEASURE
This earnings release includes adjusted EBITDA, which is a supplemental non-GAAP financial measure used by management and external users of the Company’s consolidated financial statements. GAAP refers to generally accepted accounting principles in the United States. A non-GAAP financial measure is a numerical measure of historical or future performance, financial position or cash flow that includes or excludes amounts that are excluded or included, respectively, in the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s financial statements.
Adjusted EBITDA is defined as net income / (loss) before net income / (loss) attributable to noncontrolling interests, income tax (benefit) / expense, interest income and other, net, loss / (gain) on foreign currency exchange, net realized and unrealized loss / (gain) on investments, legal liability fee, depreciation, depletion and amortization, stock-based compensation, realized hedge gain / (loss), transaction-related costs, and costs related to certain legacy items. We are providing Adjusted EBITDA, a non-GAAP financial measure, because management believes the metric provides investors with useful supplemental information in comparing the operating results across reporting periods by excluding items that are not considered indicative of core operating performance. This measure is not intended to replace the presentation of financial results in accordance with GAAP and may be different from or otherwise inconsistent with similar non-GAAP financial measures used by other companies. The presentation of this non-GAAP financial measures supplements other metrics the Company uses to internally evaluate its subsidiary businesses and facilitate the comparison of past and present operating performance. This measure should not be considered in isolation or as a substitute for measures calculated and presented in accordance with GAAP.
The following table provides a reconciliation of adjusted EBITDA to net loss, the most directly comparable GAAP measure.

	Three Months Ended March 31,	Three Months Ended June 30,	Six Months Ended June 30,
Adjusted EBITDA	2024	2024	2024
	(In thousands)
	(Unaudited)
GAAP Net Loss	$(186)	$(8,446)	$(8,632)
Net Loss Attributable to Noncontrolling Interests	(3)	(383)	(386)
Income Tax Benefit	(1,109)	(7,061)	(8,170)
Interest Income and Other, Net	(4,890)	(295)	(5,185)
Loss on Foreign Currency Exchange	18	70	88
Net Realized and Unrealized (Gain) / Loss on Investments	(2,160)	4,744	2,584
Legal liability fee	6,243	6,613	12,856
GAAP Operating Loss	$(2,087)	$(4,758)	$(6,845)
Depreciation, Depletion & Amortization	4,568	7,407	11,973
Stock-Based Compensation	858	891	1,749
Realized Hedge Gain	800	113	913
Transaction-Related Costs	—	222	222
Legal Costs - Legacy Management	2,193	216	2,408
Adjusted EBITDA	$6,332	$4,091	$10,420